Exhibit 5.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB  T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of TransCanada Corporation

We consent to the use of our audit report dated February 14, 2018, on the consolidated financial statements of TransCanada Corporation, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, cash flows and equity for each of the years in the three-year period ended December 31, 2017, and the related notes, and our audit report dated February 14, 2018 on the effectiveness of internal control over financial reporting which are incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

December 17, 2018

Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.